UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2021 (April 9, 2021)

OWL ROCK CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	814-01190	47-5402460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

399 Park Avenue, 38th Floor New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 419-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ORCC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement

On April 9, 2021 (the “Refinancing Date”), Owl Rock Capital Corporation (the “Company”) completed a $398.1 million term debt securitization refinancing (the “CLO Refinancing”), also known as a collateralized loan obligation refinancing, which is a form of secured financing incurred by the Company. The secured notes and preferred shares issued in the CLO Refinancing were issued by the Company’s consolidated subsidiaries Owl Rock CLO II, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Issuer”), and Owl Rock CLO II, LLC, a Delaware limited liability company (the “Co-Issuer” and together with the Issuer, the “Issuers”) and are backed by a portfolio of collateral obligations consisting of middle market loans and participation interests in middle market loans as well as by other assets of the Issuer.

The CLO Refinancing was executed by the issuance of the following classes of notes and preferred shares pursuant to an indenture and security agreement dated as of December 12, 2019 (the “Original Closing Date”), as supplemented by the supplemental indenture dated as of the Refinancing Date (the “Indenture”), by and among the Issuers and State Street Bank and Trust Company: (i) $204 million of AAA(sf) Class A-LR Notes, which bear interest at three-month LIBOR plus 1.55%, (ii) $20 million of AAA(sf) Class A-FR Notes, which bear interest at a fixed rate of 2.48% and (iii) $36 million of AA(sf) Class B-R Notes, which bear interest at three-month LIBOR plus 1.90% (together, the “Secured Notes”). The Secured Notes are secured by the middle market loans, participation interests in middle market loans and other assets of the Issuer. The Secured Notes are scheduled to mature on April 20, 2033. The Secured Notes were privately placed by Deutsche Bank Securities Inc. Upon the occurrence of certain triggering events relating to the end of LIBOR, a different benchmark rate will replace LIBOR as the reference rate for interest accruing on the Secured Notes. The proceeds from the CLO Refinancing were used to redeem in full the classes of notes issued on the Original Closing Date.

Concurrently with the issuance of the Secured Notes, the Issuer issued approximately $1.5 million of additional subordinated securities, for a total of $138.1 million of subordinated securities in the form of 138,100 preferred shares at an issue price of U.S. $1,000 per share (the “Preferred Shares”). The Preferred Shares were issued by the Issuer as part of its issued share capital and are not secured by the collateral securing the Secured Notes. The Company purchased all of the Preferred Shares. The Company acts as retention holder in connection with the CLO Refinancing for the purposes of satisfying certain U.S. and European Union regulations requiring sponsors of securitization transactions to retain exposure to the performance of the securitized assets and as such is required to retain a portion of the Preferred Shares.

Through April 20, 2025, a portion of the proceeds received by the Issuer from the loans securing the Secured Notes may be used by the Issuer to purchase additional middle market loans under the direction of Owl Rock Capital Advisors LLC (“ORCA”), the Company’s investment advisor, in its capacity as collateral manager for the Issuer and in accordance with the Company’s investing strategy and ability to originate eligible middle market loans.

The Secured Notes are the secured obligation of the Issuers, and the Indenture includes customary covenants and events of default. The Secured Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities (e.g., “blue sky”) laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or pursuant to an applicable exemption from such registration.

ORCA serves as collateral manager for the Issuer under a collateral management agreement dated as of the Original Closing Date. ORCA is entitled to receive fees for providing these services. ORCA has waived its right to receive such fees but may rescind such waiver at any time.

ORCC expects to use the proceeds of the issuance and incurrence of the Secured Notes, net of certain fees and expenses, to repay revolving loans borrowed by ORCC and its subsidiaries under existing credit facilities.

The above description of the documentation related to the CLO Refinancing and other arrangements entered into on the Refinancing Date contained in this Current Report on Form 8-K do not purpose to be complete and are qualified in their entirety by reference to the underlying agreements, which will be attached as exhibits to ORCC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

Item 2.03 – Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Owl Rock Capital Corporation

Date: April 12, 2021	By:	/s/ Bryan Cole
		Name:	Bryan Cole
		Title:	Chief Accounting Officer